Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:	iHeartMedia, Inc. [IHRT]

Date of Earliest Transaction Required to be
Reported (Month/Day/Year):	May 1, 2019

Footnotes to Form 4

1. On March 14, 2018, iHeartMedia, Inc. (the “Issuer”) and certain of its direct and indirect domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. On January 22, 2019, the Bankruptcy Court entered an order confirming the Debtors’ Modified Fifth Amended Joint Chapter 11 Plan of Reorganization (as amended, modified or supplemented from time to time, the “Plan”), and on May 1, 2019 (the “Effective Date”), the Plan became effective pursuant to its terms and the Debtors emerged from bankruptcy.

2. On the Effective Date, all outstanding shares of the Issuer’s capital stock, including the Class A, Class B and Class C common stock, par value $0.001 per share, were cancelled and extinguished pursuant to the Plan.

3. New shares of the Issuer’s Class A common stock, par value $0.001 per share (the “New Class A Common Stock”) and special warrants to purchase shares of common stock (“Warrants”) were issued to the Reporting Persons on the Effective Date pursuant to the Plan. The receipt of the New Class A Common Stock and Warrants by the Reporting Persons was involuntary, without additional consideration and in accordance with the Plan approved by the Bankruptcy Court and the Board of Directors of the Issuer.

4. Represents: 2,748.5 shares held by Clear Channel Capital IV, LLC (“CC IV”) out of the total 5,497 shares of New Class A Common Stock held by CC IV; and 291,710 shares held by Clear Channel Capital V, L.P. (“CC V”) out the total 583,420 shares of New Class A Common Stock held by CC V.

5. Represents 277,778 shares of Class B Common Stock held by CC IV out of the total of 555,556 shares of Class B Common Stock held by CC IV.

6. Represents 29,483,751 shares of Class C Common Stock held by CC V out of the total of 58,967,502 shares of Class C Common Stock held by CC V.

7. Thomas H. Lee Advisors, LLC (“THLA”) is the general partner of Thomas H. Lee Partners, L.P. (“THLP”), which is the sole member of THL Equity Advisors VI, LLC (“THL Advisors”), which is the general partner of Thomas H. Lee Equity Fund VI, L.P. (the “THL Fund”), which holds 50% of the limited liability company interests in CC IV. By virtue of these relationships, each of THLA, THLP, THL Advisors and the THL Fund may be deemed to share voting and dispositive power with respect to the Issuer’s securities held by CC IV. Each of THLA, THLP, THL Advisors and the THL Fund expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act of 1934 and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein.

8. THLA is the general partner of THLP, which is a sole member of THL Advisors, which is the general partner of each of the THL Fund and THL Equity Fund VI Investors (Clear Channel), L.P. (the “THL Investors Fund”). The THL Fund and the THL Investors Fund collectively hold 50% of the limited partnership interests in CC V. THL Advisors also holds 50% of the limited liability company interests in CC Capital V Manager (“CC V Manager”), which is the general partner of CC V. THLP is also the general partner of each of THL Coinvestment Partners, L.P. (“THL Coinvestment”) and THL Operating Partners, L.P. (“THL Operating”) and THL Advisors is also the general partner of each of Thomas H. Lee Parallel Fund VI, L.P. (“THL Parallel”), Thomas H. Lee Parallel (DT) Fund VI, L.P. (“THL Parallel DT”), each of which entities is a limited partner in the THL Investors Fund. By virtue of these relationships, each of THLA, THLP, THL Advisors, the THL Fund, the THL Investors Fund, CC V Manager, THL Coinvestment, THL Operating, THL Parallel and THL Parallel DT may be deemed to share voting and dispositive power with respect to the Issuer’s securities held by CC V. Each of THLA, THLP, THL Advisors, the THL Fund, the THL Investors Fund, CC V Manager, THL Coinvestment, THL Operating, THL Parallel and THL Parallel DT expressly disclaims beneficial ownership of any securities owned beneficially or of record by any person or persons other than itself for purposes of Section 13(d)(3) and Rule 13d-3 of the Securities Exchange Act of 1934 and expressly disclaims beneficial ownership of any such securities except to the extent of its pecuniary interest therein.

9.  Subject to certain limitations set forth in the Issuer’s certificate of incorporation, each share of Class B Common Stock and Class C Common Stock was convertible, at the election of the holder thereof, into one share of Class A Common Stock at any time.

10. Represents: 962.5 Warrants held by CC IV out of total of 1,925 Warrants held by CC IV; and 102,179.5 Warrants held by CC V out of a total of 204,359 Warrants held by CC V.

11. Warrants are exercisable, subject to certain limitations, by the holder upon issuance and may be subject to mandatory exchange by the Issuer upon the occurrence of certain events as provided under the Global Warrant Agreement between the Issuer and Computershare (the “Warrant Agreement”). The Warrants will expire on the earlier of the twentieth anniversary of the issuance date (5/1/2039) and the occurrence of a change of control of the Issuer as provided in the Warrant Agreement.